Exhibit 4.16

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED

BY [***], HAS BEEN OMITTED BECAUSE NIO INC. HAS DETERMINED THE

INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE

COMPETITIVE HARM TO NIO INC. IF PUBLICLY DISCLOSED.

Strategic Business Cooperation Agreement

This Strategic Business Cooperation Agreement (the “Agreement”) is made and entered into by and between the following parties on November 25, 2019 in Shenzhen, Guangdong, the People’s Republic of China (“PRC”, for purpose of this Agreement excluding Hong Kong, Taiwan and Macau):

1.

Vipshop (China) Co., Ltd. (“Vipshop”), a limited liability company legally established and validly existing under the laws of PRC, with its registered address being Building 6 (self-designated), No. 20 Huahai Street, Fang Town, Liwan District, Guangzhou;

and

2.

SF Express Co., Ltd. (“SF”), a limited liability company legally established and validly existing under the laws of the PRC, with its registered address being 3rd and 4th Floor, SF Southern China Transit Center Multiple-use Building, No. 1111 Shenzhen Airport Terminal 4th Road, Caowei Community, Hangcheng Street, Baoan District, Shenzhen.

(The above parties are collectively referred to as “Parties” and individually as a “Party”.)

Whereas:

1.	Vipshop and its Affiliates (“Vipshop Group”; see below for definition of Affiliates) mainly engage in e-commerce retail business.

2.

In order to expand its business operations, SF intends to reach an express service arrangement with Vipshop on the express business in China related to the e-commerce business of Vipshop Group, and Vipshop Group intends to entrust SF to provide the aforementioned express delivery services.

The parties hereby enter into this Agreement for the purpose of specifying the terms and conditions of the above-mentioned services.

1.	Service scope

1.1.

Vipshop agrees that it will entrust SF to provide express delivery services (“Services”) within territory of PRC with regard to the delivery of goods (“Goods”) in connection with the e-commerce business operation of Vipshop or its Affiliates in accordance with the terms and conditions of this Agreement, including door-to-door pick-up, terminal delivery, returned goods shipment, questioned parcel handling, parcel tracking and query and other related value-added services regarding parcels (“Parcels”); and SF intends to provide the above-mentioned Services to Vipshop. Specific scope of Services is as follows:

(1)

Parcel pick-up and shipment from warehouses. SF shall pick up parcels from warehouses of Vipshop Group located in Zhaoqing, Ezhou, Wuqing/Taian, Jianyang, Shenyang, Xi’an and Kunshan/Huzhou (collectively referred to as “Vipshop Warehouses”) and deliver the same to end customers (“Warehouse Services”).

(2)	JITX services. SF shall pick up parcels from suppliers of the Vipshop Group and deliver the same to end customers (“JITX Services”).

(3)

Cross-border business. SF shall pick up custom-cleared goods at the Haitao warehouses located at Tianjin, Ningbo Airport, Guangzhou Airport, Zhengzhou, Chongqing Airport, Huangdao District of Qingdao, Nansha District of Guangzhou (collectively referred to as “Haitao Warehouses”) and deliver the same to end customers (“Cross-border Business”);

(4)	Returned goods services. SF shall pick up returned goods from the end customers of the Vipshop Group and deliver the same to the corresponding Vipshop warehouse (“Returned Goods Services”).

1.2.

For the avoidance of doubt, the scope of the Services as described above does not include order sorting, goods packing at sorting machine slot and loading up that occur at any warehouse (including returned goods warehouse). Specially:

(1)

Orders, whichever warehouse (including returned goods warehouse) they are picked up, must be sorted out by Vipshop in accordance with the orders sorting plan specified by SF in advance, with relevant risks and costs in connection with the order sorting to be borne by Vipshop itself. And no additional fees will be charged on SF in connection with the orders sorting;

(2)

After the orders are sorted out, Vipshop shall be responsible for the packaging of Goods, transporting the Parcels to the loading port and the loading up. To improve work efficiency of loading up, Vipshop shall divide Parcels based upon their distribution direction and convey and place the Parcels to the corresponding loading port designated for the specific distribution direction.

(3)

The Parties agree that cost arising from the Goods packaging, conveying Parcels to loading port and loading up as described in the above paragraph (2) shall be equally shared by the two Parties each fiscal year. The annual amount of such cost is estimated to be RMB[***] million per year, of which RMB[***] million shall be borne by SF (for the avoidance of doubt, RMB[***] million is the maximum amount to be assumed by SF), through manners including cash payment, deductions from service fees due from Vipshop, or manner otherwise mutually agreed by the Parties. For the relevant cost that accrues for less than a full accounting year, the maximum amount to be borne by SF should be reduced proportionally.

1.3.

If Vipshop changes the number or layout of Vipshop Warehouses (including the location) as referred in the above Article 1.1 (1), Vipshop shall notify SF in writing in advance and negotiate with SF to confirm the type of involved warehouse and related Services to be provided to the involved warehouse. If Vipshop sets up new Vipshop Warehouses or Haitao Warehouses, SF has the priority to be entrusted as Services provider to these new warehouses.

2.	Services Order

2.1.

Vipshop agrees that it shall entrust SF (or Affiliates designated by SF) to provide Services under this Agreement, with the proportion of entrusted Services and the number of orders consistent with this Agreement, unless otherwise exempted by SF in writing. And SF (or Affiliates designated by SF) agrees to provide Services to Vipshop or its Affiliates in accordance with this Agreement.

2.2.

Both Parties agree that the Affiliates of Vipshop as listed in Annex 8 may entrust SF to provide Services in accordance with this Agreement, provided Vipshop should cause and ensure such Affiliates to fulfil their obligations to be fulfilled by a Services entrusting party as stipulated under this Agreement and Vipshop shall assume joint and several liabilities for the performance of such obligations by its Affiliates. Notwithstanding the foregoing, Vipshop agrees and will cause its Affiliates to agree that Vipshop is the sole party (if a default involves any Vipshop’s Affiliate, Vipshop will bring a claim on behalf of the Affiliate) which is entitle to bring any claim against SF if SF fails to fulfil any of its obligations hereunder and any liabilities arises therefrom (including payment of compensations or liquidated damages, if any). If Vipshop’s Affiliates, as included in the Annex 8 “List of Affiliates” change, Vipshop shall notify SF in writing fifteen (15) natural days in advance and acquire approval of SF.

For the purposes of this Agreement, “Affiliate” of any particular entity means any party that directly or indirectly through one or more intermediaries controls the particular entity, is controlled by the particular entity, or is under common control with such particular entity.

2.3.

Notwithstanding provision of Article 2.1 of this Agreement, if for any Cooperation Year (as defined below) the quantity of Actual Order Quantity (for the purpose of this Agreement, “Actual Order Quantity” refers to quantity of Services orders which Vipshop or its Affiliates have placed under this Agreement and related Services thereunder have been completed (that is, the successful delivery of Parcels to consignee or successful delivery of returned Parcels, except: parent-subsidiary parcels under one order shall be counted into one order; and the double shipment under one order due to abnormal delivery shall be counted into one order) has surpassed the target order quantity (as defined below) for that year, with respect to the surplus part (hereinafter referred to as “Surplus Orders”, some of which involve long-distance shipment journey or bear heavy objects), Vipshop or its Affiliates may entrust third parties other than SF and its designated Affiliates (“Other Logistics Service Providers”) to provide Services. However, if SF guarantees it is able to provide Services with respect to the Surplus Orders in the same quality as Other Logistics Service Providers, SF may have the priority to accept the Surplus Orders and provide the Services thereunder at the service fee with RMB[***] premium compared to rate offered to Other Logistics Service Providers. SF has the right to decide whether it will accept the Surplus Orders under the above conditions. If do, the specific cooperation conditions in connection with the Surplus Orders shall be decided by the Parties upon negotiations in accordance with principle of mutual benefits.

3.	Service Fees and Settlement

3.1.	Regarding the Services provided to the Vipshop Group, the service fee charged by SF to Vipshop Group consists of the following two parts:

(1)

Basic service fee. The Vipshop Group shall pay SF the basic service fee for the Services provided under the following orders. The basic service fee is RMB[***] per order, subject to the price adjustment mechanism as agreed in Article 3.2 of this Agreement;

(a)	Orders successfully completed (i.e. signed receipt or rejected by Vipshop’s end customers);

(b)

Orders under which Parcels fail to be delivered to end customers due to reasons attributable to Vipshop or end customers and are returned to warehouse of Vipshop. For the avoidance of doubt, basic service shall be charged twice for the orders under which Parcels are shipped to and from end customers;

(c)	In case of goods return, the order under which returned Parcel is delivered from end customers to the designated warehouse of Vipshop.

(2)

Value-added services fee. If SF provides value-added services in addition to the basic Services, Vipshop should further pay the corresponding value-added service fee (content of value-added services and corresponding value-added service fee are specified in Annex 3).

(3)	Unless otherwise stated herein, all service fees specified in this Agreement and the Annexes are price including tax.

3.2.	During the cooperation period, both Parties agree that the basic service fee shall be adjusted according to the following mechanisms:

(1)	Annual review adjustment mechanism

At the end of each Cooperation Year, the Parties shall review the outbound orders (means the orders involving delivery of Parcel from the Vipshop warehouse / supplier to the end customer, excluding orders involving delivery of returned goods from end customers to Vipshop warehouse), including the Actual Order Quantity, the weight of the orders delivered in providing the Services and the income and proportion of various types of services, and the applicable basic service fee should be adjusted automatically in any of the following circumstances.

(a)

Adjustment based on weight. If for any Cooperation Year the annual average weight of each outbound order is greater than 1.1 kg (excluding), for each additional 0.1 kg (any weight less than 0.1 kg is calculated as 0.1 kg), the basic service fees will be raised by RMB[***]. For example, if the annual average weight of each outbound order is 1.11 kg, the basic service fee will be increased by RMB[***]; if the average weight of each outbound order is 1.21 kg, the basic service fee will be increased by RMB [***]; specifically, the annual average weight of each outbound order = the total weight of all actual outbound orders for the Cooperation Year / the number of all actual outbound orders for the Cooperation Year; (For the avoidance of doubt, the above “weight” refers to the actual weight of the Goods).

(b)

Adjustment based on business structure. Calculate the proportion of Vipshop Warehouse’s outbound orders for the Cooperation Year. If the figure is not within the range of [***]% -[***]%, the basic service fee shall be calculated according to the ratio listed in Annex 4. Specifically, the proportion of Vipshop Warehouse’s outbound orders = quantity of outbound orders of Vipshop Warehouse for the Cooperation Year / the total quantity of all outbound orders of Vipshop for this Cooperation Year; outbound orders of returned goods warehouse shall be calculated into quantity of Vipshop Warehouse’s outbound orders.

For the avoidance of doubt, the above two adjustment mechanisms are not exclusive of each other and may apply at the same time.

(2)	Special adjustment mechanism

During the cooperation period, the basic service fee may be substantially adjusted if any of the following special circumstances occur that are beyond the commercial estimation of the Parties, with the specific adjustment mechanism to be separately determined by the Parties through negotiations:

(a)	For a certain Cooperation Year, the proportion of Vipshop Warehouse’s outbound orders does not fall into range specified in Annex 4 (that is, [***]% as the basis and with a variation of +/-[***]%);

(b)	For a Cooperation Year, [***]% or more of the outbound orders of Vipshop Warehouse are not delivered to the corresponding serving areas covered by the shipment warehouse as specified in Annex 1;

(c)

The layout of the seven Vipshop Warehouses as described in Annex 1 is substantially changed, including but not limited to adding or cancellation of Vipshop Warehouse, and changes to serving areas of Vipshop Warehouse. For the avoidance of doubt, switch of serving areas between different Vipshop Warehouses that do not involve change in a particular serving area or adding or cancellation of Vipshop Warehouse, are not regarded as layout change as referred in this paragraph. Such layout switch including the circumstance where two switching Warehouses concurrently provide services to both of their two serving areas during the process of switch.

If for a Cooperation Year the basic service fee needs to be adjusted according to the above paragraphs (1) and / or (2), the difference (the “Adjusted Service Fee Difference”) between the total service fee calculated based upon the adjusted basic service fee rate and the total service fee actually paid by Vipshop for the Cooperation Year shall be cleared up between SF and Vipshop (paid either by SF to Vipshop or by Vipshop to SF, depending on whether the difference is negative or positive). SF shall submit a report to Vipshop describing the Actual Order Quantity for the Cooperation Year within one month after the end of each Cooperation Year. If Vipshop questions the reported figure, it shall communicate its objection and present corresponding evidence to SF within five (5) business days after the receipt of the report, otherwise, it shall be deemed to have accepted the report. If the basic service fee requires to be adjusted according to the reported Actual Order Quantity, the Adjusted Service Fee Difference shall be settled between SF and Vipshop (paid either by SF to Vipshop or by Vipshop) in one lump within 15 natural days from confirmation the amount of the difference.

3.3.	The two Parties agree to settle the payment of service fee on a monthly basis, subject to the specific settlement mechanism as follows:

(1)

SF should submit the statement of the service fee for the previous month to Vipshop for review from the 5th to the 7th day of each month (postponed accordingly if any day within the prescribed period happens to be weekend or statutory holidays). The statement should specify the amount of service fees (including the service fees payable by Vipshop’s Affiliates) and any compensation and indemnification (if any) due from SF in accordance with Article 5.2 and Article 5.4 in the below.

(2)

Vipshop should confirm the statement or raise an objection within five (5) business days of receipt of the statement. Any objection raised should be accompanied by a complete written description of the situation and relevant supporting documents. Vipshop shall be deemed to have confirmed SF’s statement if it fails to raise any objection during the specified period.

(3)

With respect to amount in the monthly statement for which Vipshop does not raise any objection (or with respect to monthly statement for which Vipshop raises an objection, the amount excluding the objected part) and other confirmed monthly unsettled expenses (including the objection fee as determined according to paragraph (4) of this Article 3.3), subject to provisions of Article 3.1 (3) of this Agreement, SF (or its Affiliates ) shall, as instructed by Vipshop, issue a special value-added tax invoice (at tax rate of 6%; if the tax rate is adjusted due to relevant laws during the term of this Agreement, the adjusted tax rate shall apply) to Vipshop or its Affiliates which entrusted SF to provide Services. Vipshop shall, or shall cause its Affiliate VIPSHOP INTERNATIONAL HOLDINGS LIMITED (“Vipshop Hong Kong”) to pay the invoiced amount via wire transfer in full amount in one instalment within five (5) business days of receipt of the original invoices (including the amount of all invoices issued to Vipshop’s Affiliates).

(4)

If Vipshop raises any objection to the monthly statement provided by SF, SF shall make a reply within five (5) business days after receiving the objection. If the two Parties, after investigations and verification, still cannot reach consent on the disputed amount, the written data confirmation provided by the Parties shall be final to decide on the disputed amount (if there are two written data confirmations provided by both Parties, the one which is more complete, comprehensive, objective and persuasive shall prevail). The disputed amount, after being determined according to methods as described in this paragraph, shall be included in the monthly statement for the current month and paid up in the next month.

(5)	Vipshop shall pay the services fees due from it to the following bank account designated by SF every month:

Account Name: SF Express Co., Ltd.

Bank: [***]

Bank account: [***]

SF may modify the above bank information by submitting a written notice to Vipshop 3 business days in advance during the term of this Agreement.

(6)	SF undertakes it will issue VAT-specific invoices or commercial invoices to Vipshop on time in accordance with this Agreement.

(7)

Vipshop confirms that, it shall be the sole party responsible for the payment of service fee and all other expenses (if any) under this Agreement except the service fees in connection with Cross-border Business. Vipshop further confirms that Vipshop Hong Kong is the party responsible for payment of service fee of Cross-border Business under this Agreement. Vipshop undertakes it shall and shall ensure Vipshop Hong Kong to pay service fees and all other fees payable under this Agreement (if any) to SF on time, and except as expressly specified in this Agreement, shall not delay or refuse the payment of any fees for any reason (including due to reasons attributable to Vipshop’s Affiliate or due to financial settlement issues within the Vipshop Group).

4.	Target Order Quantity

Vipshop undertakes that the Actual Order Quantity it places with SF each year shall not be less than target order quantity (“Target Order Quantity”) for the corresponding Cooperation Year as specified in Annex 2. For the avoidance of doubt, the Actual Order Quantity should include amount of orders that Vipshop’s Affiliates place with SF and its designated Affiliates in accordance with Article 2.2.

5.	Rights and Obligations of both Parties

5.1.	Obligations of Vipshop

(1)

Vipshop shall properly pack the consigned Goods in a manner that is intact and suitable for transportation. If Vipshop is unable to properly pack the consigned Goods according to the aforementioned requirements, Vipshop may entrust SF to do the packaging (including providing special packaging services, packaging reinforcement services) and separately pay service fee to SF for the packaging services. If any Good is lost or damaged due to packaging issues which SF identified but Vipshop failed to make rectification, SF shall not be held liable for such loss or damage (regardless of whether the outer packaging is intact at that time). If the consigned Goods are special objects such as fragile objects, leaky objects and dangerous objects, Vipshop should notify SF in advance and provide SF with the necessary technical information or documents for storage and transportation.

(2)

Vipshop shall sort out orders, pack Goods, convey the Parcels to loading port and loading up in accordance with the operating standards agreed by the Parties. The two Parties shall jointly supervise relevant operations to be consistent with operating standards. SF is entitled to appoint personnel to the warehouse from time to time to inspect each step of the operations, including orders sorting Goods packing, conveying of the Parcels to loading port and loading up and propose measures for improvement.

(3)	Vipshop shall provide SF with accurate, effective and authentic delivery information.

(4)

Vipshop shall not request SF to provide Services in connection with flammable objects, explosive objects, corrosive objects, cash, securities, obscene materials, reactionary materials, objects which is sole business of post and objects prohibited by relevant laws and regulations, or contain any of these objects in the Parcels consigned to SF for delivery.

(5)

Vipshop shall compensate SF for the actual loss suffered in connection with the damage, corrosion or pollution caused to the vehicles, machinery, and equipment used by SF to provide Services, or physical injury suffered by SF employees or any loss caused to third parties resulted from the following reasons: (a) the consigned Parcels carry dangerous objects without notifying SF or Vipshop commits other acts that violate the regulations for the transportation of dangerous objects; or (b) SF’s truck is overweighed due to misreporting the weight of the consigned Parcels.

(6)

Vipshop shall still pay the service fee to SF at the originally agreed rate (as if the order has been completed) without raising any claims or requesting any compensation against SF if SF fails to deliver Parcels to end customers according to this Agreement due to reasons attributable to Vipshop or the end customers.

(7)	Vipshop shall evaluate Services of SF and decide rewards and punishments for SF in accordance with standards mutually agreed by the two Parties based upon principle specified in Annex 9.

5.2.	Obligations of SF

(1)

SF shall confirm the outer package of the Parcel is intact when it picks up the Parcel from Vipshop, and has the right to reject receipt of the same if the outer packaging of the Parcel is found to be damaged. Upon and after the Parcel is handed over by Vipshop to SF, SF shall be liable to ensure the outer package of the Parcel is intact and undamaged until the package is opened by End Customers to inspect the Goods condition. If any problem is discovered at the open-package inspection, SF should report the problem to coordinator /designated customer service of Vipshop within 12 hours.

(2)	SF shall carefully and properly load and unload, transport and store the Goods in the process of providing Services, so as to ensure safety and integrity of Goods.

(3)

SF shall deliver the consigned Goods of Vipshop to the address and consignee (or consignee unit) specified by Vipshop. If the Goods are delivered to wrong address due to SF’s sole fault, SF shall be responsible for re-deliver the Goods to the correct address or consignee free of charge. For the avoidance of doubt, “free of charge” means SF shall not charge additional fee for the re-delivery, but the service fee for the corresponding order shall not be affected.

(4)

If Vipshop adjusts the consignee’s address in process of the delivery, SF shall charge additional fee for adjusting the delivery from the original address to the new address in accordance with the provisions of Annex 3 to this Agreement. If it is difficult for SF to adjust the delivery to the new address, SF shall notify the designated customer service of Vipshop within 12 hours, and Vipshop shall assist SF to communicate with the consignee.

(5)

Vipshop may request inquiry of the progress of Services and whether the Parcels have been signed for receipt. Upon receipt request for the query, SF should timely inform Vipshop of the progress of the Services. If any issue arises during the process of providing the Services, SF shall timely inform Vipshop so that the two Parties can negotiate to resolve the issue. If the situation is urgent, SF may take measures as it prudently and reasonably judges, that are favourable to Vipshop and notify Vipshop of the result of the settlement.

(6)

No services fee shall be charged for the order if the Goods under the order are returned by end customers due to SF’s sole fault (such as Goods damaged in process of delivery, unsuccessful delivery (if destination is covered in the services area), etc.).

(7)

If the consignee’s address specified by Vipshop is not covered by SF services areas (including services areas of SF’s subcontractors and regional agents), SF may decide on its discretion to forward the order to EMS with forwarding cost to be borne by SF. However, SF must obtain the consent of Vipshop in advance if it decides to forward the order to courier service providers other than EMS. Please refer to Annex 7 for more details of order forwarding.

(8)	SF shall provide order delivery statistical reports to Vipshop on a monthly basis.

(9)

After SF picks up the Parcel, SF system shall send a parcel pick-up notice to the supplier of Vipshop or its business contact person, which notice shall serve as a proof to certify the hand-over of goods by Vipshop to SF.

(10)

SF shall deliver the order according to the time of delivery specified in the Table of Time of Delivery confirmed by both Parties. The specified time of delivery is only applicable to outbound order SF picks up before 18:00 p.m., and if the order is picked up after 18:00 p.m., the specified time of delivery shall be plus by 24 hours. Upon confirmation by SF, no service fee shall be charged for the order for which the delivery is delayed for more than 5 natural days except such delay is caused by reasons attributable to Vipshop or by force majeure. SF shall not be liable for delay in delivery if the time of delivery happens to be statutory holidays or encounters any major events held in the destination areas. Time of delivery for orders placed during big promotion event (Double Eleventh, Double Twelfth, 6.18 big sale, Vipshop’s spring festival sale) shall be determined separately through consultations by the Parties (extended by at least 2 to 3 days, as the case may be).

(11)

If the order fails to be delivered to the consignee or consignee’s agent (authorized by the consignee) due to reasons solely attributable to SF, SF should immediately arrange the re-delivery as reasonably required by Vipshop, and sincerely apologize to customers to avoid hard feelings.

(12)

Unless the consignee requests for a late delivery, if any order fails to be delivered and fails to be returned to shipper or Vipshop within 10 natural days after SF pick-up (orders cancelled before SF pick-up shall be returned to shipper; orders cancelled after SF pick-up shall be returned to Vipshop’s corresponding warehouse), and SF fails to report the situation to Vipshop logistics platform, such order shall be deemed to be “being lost”, and SF shall pay compensation in accordance with Article 5.4 of this Agreement.

(13)

If SF makes mistake of neglecting the delivery of an order, SF shall immediately arrange the re-shipment as required by Vipshop, sincerely apologize to customers to avoid hard feelings, and charge no additional fees for the re-shipment.

(14)

If any compliant is received about bad manners of SF courier person (e.g. insult, intimidate, hurl abusive words towards or physically attack the end costumers), once the situation is verified, SF shall send special personnel to apologize to the end customer and obtain the customer’s forgiveness.

(15)	SF shall be responsible for the coordination of EMS’s delivery work and shall follow up and properly handle the complaints raised.

(16)	SF shall provide Services in accordance with the evaluation criteria and requirements confirmed by the Parties according to principles stipulated in Annex 9.

5.3.	Delivery and Return of Goods

(1)	Upon the delivery of Parcels to consignee by SF:

(a)

SF courier person is obliged to remind and cooperate with the consignee to unpack the Parcels and inspect the conditions of Goods contained therein, and should require the consignee to sign on the receipt or on the terminal held by him/her. SF should keep all receipt information for one year and submit the same to Vipshop if so requested.

(b)

The consignee has the right to reject the Parcels if the package of the Parcels is found to be incomplete and the Goods contained therein are damaged. In such case, SF shall promptly notify Vipshop, and upon approval of Vipshop (which should not unreasonably withheld or delayed) shall return the damaged Goods to Vipshop.

(2)

If the order fails to be delivered due to reasons attributable Vipshop or the consignee (such as incorrect delivery information, the consignee is out of contact, etc.), SF shall promptly notify Vipshop and return the Goods to Vipshop after obtaining the permission of Vipshop, with the costs incurred therefrom to be borne by Vipshop. If Vipshop fails to respond within the 3 day after SF gives a notice of abnormal delivery, SF has the right to return the Goods to the Vipshop warehouse properly, with costs resulted therefrom to be borne by Vipshop.

5.4.	SF Compensation Mechanism

(1)

SF shall compensate Vipshop and bear the relevant liabilities in accordance with the following provisions if the consigned Goods are damaged (including but not limited to damage, loss, destruction, parts missing, theft, robbery, damage caused by fire, flood, pollution, deterioration, humidity, flood, etc., except damage caused by force majeure) solely due to negligence of SF in process of providing Service.

(2)

Vipshop may voluntarily choose whether to pay value insurance for an order consigned to SF based on the value of the consigned Goods. For each insured order an additional insurance fee shall be paid to SF, at a minimum amount of RMB[***] per order.

(3)

If any damage occurs to less valuable Goods under uninsured orders, SF shall pay compensation according to the actual loss of the damaged Goods, at the maximum amount of not exceeding RMB[***] per order.

(4)

During the trial cooperation period as stipulated in Annex 9 of this Agreement, for uninsured orders whose value exceeds RMB[***] (“Valuable Orders”), the Parties agree that the maximum compensation for Valuable Orders will not exceed RMB[***] per order. However, SF should make its best efforts to reduce parcel lost rate whether or not Valuable Orders are insured. The Parties agree to review the loss rate of the Valuable Orders on a quarterly basis. If the loss rate of the Valuable Orders exceeds [***]% (excluding) for a quarter, the Parties shall further negotiate the capping compensation amount and insurance rate that is applicable to the next and upcoming quarters.

(5)

If Goods under insured orders are damaged, SF shall pay compensation in accordance with the insured amount (not exceeding the actual value of the Goods). However, if the damage involves partial damage to the Goods or missing of parts, SF shall pay the compensation in proportion to value of damaged/missing part against the insured amount (not exceeding the actual value of the Goods).

(6)

After Vipshop has been compensated for the actual value or with the insured amount in connection with the damaged Goods, the ownership of the Goods and any claims corresponding to the ownership shall be proportionally transferred to SF.

(7)

SF shall waive the payment of basic service fees (excluding fees for value-added services that have actually occurred, such as packaging materials fee and value insurance) for orders in which SF should pay compensation in accordance with the above provisions.

(8)	Only one claim for compensation can be raised by Vipshop for each order.

(9)

If Vipshop intends to raise any claim in accordance with this Article 5.4, such claim shall be raised within 30 natural days after parcel is picked up by SF. SF shall not be liable for any claim raised beyond such period.

(10)	If SF pays compensation in accordance with the above provisions, Vipshop shall provide SF with a receipt corresponding to the compensation amount.

(11)

Notwithstanding anything herein to the contrary, SF shall not be liable for any damage occurred to the Goods if the outer package of the Parcel containing the Goods is intact and complete when the Parcel is delivered to the end customer or Vipshop, except for fragile Goods (liability for fragile Goods shall be separately provided in this Agreement).

6.	Confidentiality

6.1

Except with the prior written consent of the other Party, neither Party shall disclose or permit to disclose the following information in any way: (a) any and all information provided by the other Party for the purpose of performing this Agreement, in particular, the name, mobile phone number, delivery address and other personal information of Vipshop’s end customers provided by Vipshop to SF (Vipshop shall ensure that it obtains the necessary consent of the end customers for providing the aforesaid personal information to SF); (b) corporate financial, commercial and business information of the other Party, including all financial statements, bank statements, audit reports, purchase contracts, sales data, supplier information, member information, financial revenue and expenditure status, etc.; (c) any information of the other Party obtained in the process of cooperation and business operations (whether or not such information is marked as confidential information by the other party); (d) any information known in the process of cooperation with the other Party that can bring economic benefits and competitive advantages to the other Party; (e) the existence and contents of the transaction contemplated under this Agreement (including cooperation conditions); (f) any terms, conditions or other information of this Agreement; and (g) other information that should be kept confidential in accordance with the principle of good faith (collectively, the “Confidential Information”). Notwithstanding the foregoing, for the avoidance of doubt, either Party may disclose Confidential Information required to be disclosed by such Party or its Affiliates to any relevant government department or stock exchange pursuant to the provisions of the applicable law or the rules of the applicable stock exchange (as applicable).

6.2

Unless otherwise agreed, neither Party shall disclose the other Party’s Confidential Information to the third party at any time and on any occasion, nor shall publish the other Party’s Confidential Information on the public network or other media, nor shall copy, extract, arbitrarily or maliciously take away the other Party’s Confidential Information; without the written consent of the other Party, neither Party shall use or promise to use the other Party’s Confidential Information, and either Party shall cease possession of any Confidential Information of the other Party after the end of cooperation.

6.3

The Parties shall take all reasonable measures to properly keep confidential of the other Party’s Confidential Information, and shall protect such other Party’s Confidential Information from being contacted or obtained by any irrelevant persons.

6.4

If either Party breaches the provisions of this Article 6, the breaching Party shall pay liquidated damages of RMB500,000 to the other Party. If the liquidated damages are insufficient to compensate other Party’s losses suffered due to such breach, the breaching Party shall pay additional amount to supplement the difference. Such losses suffered by the other Party including but not limited to: the actual economic loss, arbitration fee and lawyer fee, etc.

6.5	The obligations under this Article 6 shall stay effective until two (2) years after the expiration or the early termination of the Agreement for any reason.

7.	Breach of this Agreement

7.1

Unless otherwise provided herein, either Party shall compensate and hold the other Party harmless from any fees, expense, liability or loss suffered by the other Party as a result of the default of the Party under this Agreement.

7.2

In addition to the remedies entitled to the Parties under this Agreement, if Vipshop breaches this Agreement and fails to bear the corresponding liabilities for breach within ten (10) natural days after the notice of SF, SF shall have the right to detain the consigned Goods pursuant to the law.

8.	Term of this Agreement

8.1	The term of this Agreement shall commence from the effective date of the Agreement and end on June 30, 2022 (the “Term of Agreement”).

8.2

If the Parties intend to renew this Agreement upon expiration of the Term of Agreement within six (6) months prior to end of the Term of Agreement, they should negotiate about the renewal and may renew this Agreement pursuant to their negotiation; however, the Parties shall continue to perform their respective obligations in accordance with the original terms of this Agreement during the negotiation of renewal.

For the purpose of this Agreement, the “Cooperation Period” is from January 1, 2020 to June 30, 2022, which consists of three “Cooperation Years”, i.e. the first Cooperation Year being from January 1, 2020 to December 31, 2020; the second being from January 1, 2021 to December 31, 2021; and the third being from January 1, 2022 to June 30, 2022.

9.	Termination of this Agreement

9.1	The Parties shall properly and fully perform this Agreement, and shall not early terminate this Agreement unless in the following circumstances:

(1)	This Agreement is terminated by the Parties upon mutual consensus.

(2)

The performance of this Agreement becomes impossible when one Party seriously breaches the Agreement and fails to correct the breach within thirty (30) days after receiving the notice from the other Party. In such case, the non-breaching Party shall have the right to terminate this Agreement by submitting a written notice to the breaching Party.

(3)

If the performance of this Agreement becomes impossible due to Force Majeure (as defined below), either Party shall have the right to terminate this Agreement by submitting a written notice to other Party.

(4)	Other circumstances resulting in statutory termination.

9.2

If either Party terminates this Agreement in violation of the Article 9.1, the terminating Party shall compensate the other Party and hold it harmless from damages. In the event of Vipshop terminates this Agreement in breach of Article 9.1, the compensation payable by Vipshop to SF shall include: 1) RMB [***] per order x (total Target Order Quantity within the Cooperation Period – the Actual Order Quantity completed before the termination of this Agreement); and 2) other losses (if any) suffered by SF as a result of the termination, at the maximum amount of RMB[***] billion; In the event of Vipshop terminates this Agreement in breach of Article 9.1, if Vipshop has to replace SF with an alternative service provider after such termination, SF shall compensate Vipshop for the losses suffered due to such termination, including 1) RMB[***] per order x (total Target Order Quantity within the Cooperation Period – the Actual Order Quantity completed before the termination of this Agreement); and 2) other losses (if any) suffered by Vipshop as a result of the termination, at the maximum amount of RMB[***] billion.

10.	Governing Law and Dispute Resolution

10.1	This Agreement shall be governed by and construed in accordance with the Laws of PRC.

10.2	Dispute Resolution

(1)

Any dispute arising out of or relating to this Agreement, including the existence, validity or termination thereof, shall be submitted by either Party to Shenzhen Court of International Arbitration for arbitration in Shenzhen, Guangdong Province, PRC in accordance with the arbitration rules of the court in force at that time. The arbitral tribunal shall consist of three (3) arbitrators, which shall be appointed according to the arbitration rules of the court. Pending the arbitration, the Parties shall continue to perform this Agreement except the part in dispute.

(2)

The arbitral award shall be final and binding upon the both Parties. The arbitration shall be conducted in Chinese. Unless otherwise provided in the arbitration award, the arbitration fee shall be borne by the losing Party.

11.	Intellectual Property Rights

11.1

The execution of this Agreement does not constitute the transfer or license of the intellectual property rights owned by the Parties. The intellectual property rights, trade secrets and other rights owned by either Party shall still belong to that Party. Without prior written consent of the other Party, neither Party shall use or license the third Party to use or infringe the intellectual property rights, including but not limited to trademarks, patents, copyrights or trade secrets, owned or legally used by the other Party in any way such as by applying for and registering the same.

12.	Force Majeure

12.1

“Force Majeure” means any act or event which cannot be reasonably foreseeable or avoidable and beyond the control of the affected Party (“Force Majeure”), including but not limited to natural disasters such as earthquakes, typhoons and floods, wars, riots, terrorist acts or any other unforeseen or unavoidable acts or events recognized as force majeure in accordance with international business practices, but market change or any event caused by either Party’s internal business operation shall not be deemed as Force Majeure.

12.2

If either Party is unable to perform its obligations and responsibilities under this Agreement due to the Force Majeure, the Party shall notify the other Party in writing within seven (7) natural days after the occurrence of the Force Majeure event, and shall provide the other Party with the detailed description and related certification document, including the written evidence document issued by the government department or any other competent department, and an explanation describing the reasons for its inability to perform, and shall take measures to mitigate the loss when it is possible.

12.3

Neither Party shall be liable for any damage, increased cost or loss suffered by the other Party due to its failure or delay in performing any its obligations under this Agreement due to the influence of Force Majeure, to the extent such failure or delay in performance is caused by the Force Majeure, and the non-performing Party shall not be deemed to be in default in such case. The Party affected by Force Majeure shall take appropriate measures to reduce or eliminate the impact of Force Majeure and should try to resume the performance of the obligations as soon as possible.

13.	Costs and Expenses

Unless otherwise provided in this Agreement, each Party shall bear on its own all expenses it incurred related to this Agreement, including the costs and expenses incurred related to negotiating and signing the Agreement or performing its obligations hereunder.

14.	Miscellaneous

14.1

The Parties may supplement, modify or change this Agreement upon mutual agreement. Any modification or change to this Agreement shall be made in writing and take force after being signed by both Parties.

14.2

Vipshop agrees that SF shall have the right to entrust, subcontract or authorize the Services to a third party (including but not limited to the subcontractors and regional agents of SF, provided that such third party shall fully perform SF’s obligations related to providing Services under this Agreement. Any Services undertaken or provided by such third party under this Agreement shall be deemed as the being provided by SF, and the third party shall have the same rights and undertake the same obligations as SF in handling orders.

14.3

This Agreement and its Annexes shall constitute the entire agreement between the Parties (and their Affiliates) with respect to the subject matter of this Agreement, and supersede all prior oral or written agreements, contracts, letters of intent, commitments and communications reached between the two Parties (including but not limited to the SF Express Service Contract signed by and between Vipshop (China) Co., Ltd. and Foshan Shunfeng Express Co., Ltd. , taking effects on August 1, 2019). Both Parties agree that the express service provided by SF to Vipshop from September 1, 2019 to the effective date of this Agreement shall be subject to the price and terms and conditions provided in this Agreement.

14.4

This Agreement shall be written in Chinese and come into force on the date when it is signed and stamped with official seals by the legal representatives or authorized representatives of both Parties. The Agreement shall be signed in counterparts, with each Party holding one copy. Each copy shall have the same legal effect.

This Agreement consists of the following parts:

I.	The main body of this Agreement (the “Master Agreement”).

II.	Annexes

Annex 1: Distribution Areas of Warehouses

Annex 2: Annual Orders Forecast

Annex 3: Contents of Value-added Services

Annex 4: Price Adjustment Mechanism

Annex 5: Anti-Commercial Bribery Agreement

Annex 6: For-Third Party Payment Service Agreement

Annex 7: Out-of-range Forwarding Agreement

Annex 8: Bank Account Information of Vipshop and its Affiliates

Annex 9: Vipshop Assessment Standards and Requirements

(Remainder of this page is intentionally left blank, followed by the signature pages and Annexes)

Signature Page (1) to Strategic Business Cooperation Agreement

IN WITNESS HEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date first mentioned above.

Vipshop (China) Co., Ltd. (Seal)

Signature of Legal Representative or Authorized Representative:
SHEN Ya

Signature Page (2) to Strategic Business Cooperation Agreement

IN WITNESS HEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date first mentioned above.

SF Express Co., Ltd (Seal)

Signature of Legal Representative or Authorized Representative:
WANG Wei

Annex 1: Distribution Areas of Warehouses

Warehouse Names	Distribution Provinces
Northeast Warehouse	Inner Mongolia Autonomous Region
North China Warehouse	Hebei Province
North China Warehouse	Shanxi Province
East China Warehouse	Jiangsu Province
East China Warehouse	Zhejiang Province
South China Warehouse	Guangdong Province
South China Warehouse	Guangxi Zhuang Autonomous Region
Central China Warehouse	Hunan Province
Central China Warehouse	Henan Province
Central China Warehouse	Jiangxi Province
Northwest Warehouse	Ningxia Hui Autonomous Region
Northwest Warehouse	Xinjiang Uygur Autonomous Region
Southwest Warehouse	Yunnan Province
Southwest Warehouse	Chongqing
Southwest Warehouse	Tibet Autonomous Region

Note: The distribution areas of returned Goods warehouse are the same as Vipshop Warehouse they are affiliated respectively.

Annex 2: Annual Orders Forecast

Period	Forecasted Orders Quantity (ten thousand)
From January to December, 2020	[***]
From January to December, 2021	[***]
From January to June, 2022	[***]

Note: Parent-subsidiary orders shall be counted into one order; and the double shipment under one abnormal delivery order shall be counted into one order.

Annex 3: Contents of Value-added Services

No.	Services	Contents
1.	Payment on Delivery	SF shall collect payment from end customers on behalf of Vipshop based upon the value of Goods, at [***]% of the basic service fee, RMB[***] per order at the minimum.

2.	Goods Exchange Service	Basic service fee shall be changed twice respectively for the to and from journey (the service fee shall be subject to the adjustment mechanism provided in Article 3.2 of this Agreement)

3.	Packing Materials	SF shall provide packaging reinforcement services to Goods including valuables, precious metals or Goods whose package is unsuitable for transportation. value-added service fee shall be charged at RMB[***] per order.

4.	Intelligent Goods Inspection	SF courier person may provide intelligent Goods inspection services, for which value-added service fee will be charged. For Goods Exchange: RMB[***] per order For Goods Return: RMB[***] per order

5.	Parent-subsidiary Orders	If the ratio of parent orders against subsidiary orders does not exceed 1: [***], parent order and subsidiary order shall be counted into one order. Where subsidiary order exceeds parent order by [***]%, the surplus part shall be charged separately. [***]

6.	Abnormal Delivery Order	Including services of order intercepting, change of delivery address, parcel rejection handling and failure of delivery due to reasons attributable to Vipshop or consignee. The second shipment under abnormal delivery order shall be charged for basic service fee (subject to the price adjustment mechanism provided in Article 3.2 of this Agreement)

7.	Others

The price rate is only applicable for Vipshop Warehouses services, JITX Services, Cross-border Business, returned goods services, abnormal delivery orders, but excluding services for other business scenarios.

The price rate will remain unchanged during the Spring Festival or Vipshop promotional events. Long distance delivery fee shall be borne by SF.

The terms in the above table shall have the following meanings:

(1)

Change of delivery address: means Vipshop or the consignee requests to change the delivery address after SF picks up the Parcels from Vipshop Warehouses, JITX Warehouses or Haitao Warehouses. In such case, SF is entitled to charge the basic service fee plus a value-added service fee equals to the basic service fee for the change of delivery address services; or Vipshop requests to change the delivery warehouse after SF picks up returned Goods from end customers. In such case, SF shall charge the basic service fee plus a value-added service fee equals to the basic service fee for the change of delivery address services.

(2)

Order intercepting: means Vipshop requests to cancel the delivery to the end customers and return the Parcels to Vipshop warehouses after SF picks up the Parcels from Vipshop Warehouses, JITX Warehouses or Haitao Warehouses. In such case, SF shall charge the basic service fee plus a value-added service fee equals to the basic service fee for the order intercepting services.

Annex 4: Price Adjustment Mechanism

Proportion of Vipshop Warehouse’ Outbound Orders against all Vipshop’s Outbound Orders	Final price (RMB / order)
40% ≤ figure < 45%	[***]
45% ≤ figure < 50%	[***]
50% ≤ figure < 55%	[***]
55% ≤ figure < 58%	[***]
figure = 58%	[***]
58% < figure ≤ 61%	[***]
61% < figure ≤ 66%	[***]
66% < figure ≤ 71%	[***]
71% < figure ≤ 76%	[***]

Annex 5: Anti-Commercial Bribery Agreement

In order to safeguard the common interests of the Parties, promote good development, maintain the good faith cooperation between the Parties, and prevent commercial bribery, the Parties reached the following agreements through friendly negotiations:

Article 1	“Commercial bribery” means SF or its employees directly or indirectly offer spiritual and material presents, such as kickbacks, tangible articles, entertainment, etc., to Vipshop employees with the view to seek business cooperation opportunities with Vipshop and the relevant benefits.

Article 2	No employee or department of Vipshop shall request or receive any money, tangible articles or gifts of any form from SF, whether or not in the name of Vipshop. SF and its employees may report to Vipshop if any of the above behaviors are discovered. Upon verification of the violation, the reporter shall be given a monetary reward ranging from RMB1,000 to RMB10,000 by Vipshop.

Article 3	SF or its employees shall not bribe Vipshop personnel (including but not limited to Vipshop employees and other personnel authorized to engage in business on behalf of Vipshop) either in the name of SF or in the name of the employee himself/herself:

1.	directly bribe Vipshop personnel with cash or articles and tangible objects of cash value;
2.	bribe Vipshop personnel by paying off-the-book kickbacks, commissions or benefits of any form or promising to provide any off-the-book benefits;
3.	bribe Vipshop personnel in the name of providing loan to Vipshop personnel;
4.	bribe Vipshop personnel in the form of providing Vipshop personnel with tourism, banquets and other entertainment paid by SF;
5.	bribe Vipshop personnel in other ways.

Article 4	If any Vipshop personnel requests improper benefits of any form from SF, SF shall promptly report to Vipshop by providing relevant evidence. Upon verification of the violation, Vipshop shall deal with relevant personnel. The identity of reporter shall be kept confidential by Vipshop. Vipshop will open more business cooperation opportunities to SF according to the circumstances if SF actively repot the improper behaviors.

Article 5	SF undertakes to comply with provisions of the U.S. Foreign Corrupt Practices Act (the “FCPA”).

Article 6	If SF gives commercial bribery to Vipshop’s personnel in breach of this Agreement, regardless of whether any consequences are caused, Vipshop shall have the right to take one or more of the following measures: 1. If the commercial bribery of SF is verified and the situation is serious, Vipshop shall have the right to terminate the Cooperation Agreement between the Parties by a thirty (30) days’ prior written notice; 2. request SF to pay liquidated damages of RMB 500,000; and 3. request SF to compensate for the actual losses suffered by Vipshop.

Suppliers may submit complaints to the following email boxes:

jubao@vipshop.com, citeam@vipshop.com or via@vipshop.com.

Annex 6 For-Third Party Payment Service Agreement

Article 1	Third Party Payment Service

Definition: It means that Vipshop provides its account which settled on a monthly basis to Vipshop’s Affliate or its goods suppliers (together referred to as “Users”). Vipshop will be jointly and severally liable to Users’ conduct in using SF service, and forward service fee to SF on behalf of Users.

Article 2	Range of Service

Vipshop hereby agrees that it shall conduct third party payment in accordance with the following methods, whereas SF shall issue an invoice to Vipshop and its Affliates in accordance with Article 3.3 in the Master Agreement:

(1)	Subject to its actual business needs, Vipshop shall be entitled to choose the third party payment service category ✓ within the zone or ✓ outside the zone.

(2)

During the effective term of Master Agreement, as long as the business accounts provided by sender or addressee are similar with the Vipshop business account, all the service fee incurred (including delivery fee and value-added service fee) shall be transferred to business accounts pursuant to type of certain service (Warehouse Services [***], JITX Services [***], Returned Package Services [***]) to settle at one time. If SF increases new business account, it shall notify Vipshop ten (10) days in advance.

(3)

Vipshop hereby undertakes that all conducts using Vipshop’s accounts to send or receive parcels shall be deemed as Vipshop’s conducts. Subject to Master Agreement and the Annexes, the risk arising from Vipshop’s account’s disclosure shall be borne by Vipshop. Vipshop shall not reject to make payment under any grounds.

Article 3	Service Risks

3.1

Vipshop hereby confirms that when using third party payment service, SF has duly informed Vipshop related risks. Vipshop further covenants that it shall strictly protect the monthly-settled account and take appropriate measures to control the range such account may be used.

3.2	If such account is disclosed for any reasons not attributable to SF, then the risks shall be borne by Vipshop and Vipshop shall not reject to make payment under any grounds.

Article 4	Termination of Service

Under any of the following circumstances, SF shall be entitled to terminate such third party payment service:

(1)	Vipshop fails to pay in full and on time as agreed in Master Agreement and service terms in annex.

(2)	The amount settled monthly by Vipshop is less than RMB 10,000.

(3)	Any events of default as agreed in this agreement (including Master Agreement) occurs.

Annex 7: Out-of-range Forwarding Agreement

Out-of-range forwarding operation is to achieve Vipshop package mailing requirements. When Vipshop intends to mail a parcel, which is beyond the delivery zone operated by SF, SF shall pick up such package and assist in forwarding.

Article 1	Operation Details

If parcels to be delivered by Vipshop is beyond the delivery zone where SF provide service, SF shall charge the delivery fee in accordance with the price as agreed in Master Agreement. Vipshop hereby authorizes SF to forward such parcels to a third party courier service company and the costs and expenses therefrom shall be borne by SF.

Article 2	Operation Requirements

2.1

Due to the fact that out-of-range package delivery is operated by third party courier service company, such delivery fee may not be collected at destination. When Vipshop engages in out-of-range delivery, the payment method is limited to payment settled on a monthly basis, or payment when delivers to third party courier service company.

2.2	When SF is collecting parcels, it may fail to recognize the delivery address is out of range and fail to forward such parcels. SF may provide forwarding service at destination for Vipshop.

2.3

The out-of-range parcels to be forwarded by Vipshop shall not be more than [***]% of all the parcels mailed by Vipshop monthly. If the number of out-of-range parcels continuously be more than [***]% of the total number in consecutive three months, SF shall be entitled to cease to collect out-of-range parcels.

2.4	For parcel under the following circumstances, SF shall be entitled not to forward:

(1)	The parcels to be mailed by Vipshop weighs over 50kg (excluding) per parcel, or the charged weight is over 130kg (excluding) per order.

(2)

The goods to be mailed by Vipshop is longer than [***] meter, or the sum of length, width and height is over [***] meter; the claimed value is over RMB[***] or falls within the category of large furniture (mattress, closet, sofa), large electric appliance (LCTV, household refrigerator, kitchen equipment), large instrument and equipment (measuring instrument, automobile instrument) or fresh foods which requires cold transportation (crabs, fruits) as determined by SF.

(3)	Vipshop requires value-added service by SF other than general insurance service (claimed value less than or equal to RMB[***]).

2.5

Due to the requirement that senders shall register under its real name by Ministry of Public Security, SF will use SF/SF transfer site or other SF relating names as senders’ names. Vipshop shall inform its consignee of such operation. SF shall not be liable to any complaints, refusion to delivery or other transactional controversies arising from or relating to such arrangement.

2.6	Other Arrangements:

(1)	Out-of-range delivery shall only be applicable to delivery within mainland China. Based on the gradual opening of SF sites, SF shall be entitled to make certain adjustments at its own discretion.

(2)	15 working days before and after Chinese Spring Festival, SF shall not provide our-of-range forwarding service.

(3)

Under the circumstances as provided in Article 2.2, if any parcel or product falls within the scope as agreed in Article 2.4 and SF may elect not to forward, SF shall notify Vipshop and conduct under the instructions of Vipshop, whereas costs incurred shall be borne by Vipshop.

(4)

The delivery time for forwarded parcels is subject to third party courier service company’s official promise and shall not be subject to SF’s delivery time. If third party courier service deliver such parcels later than SF’s promised delivery time, SF shall not be liable for any damages.

(5)

If the consignee’s address specified by Vipshop is not covered by SF services areas (including services areas of SF’s subcontractors and regional agents), SF may decide on its discretion to forward the order to EMS with forwarding cost to be borne by SF. However, SF must obtain the consent of Vipshop in advance if it decides to forward the order to courier service providers other than EMS.

Article 3	Damages

3.1

If parcels forwarded through third party courier service company is destroyed or lost due to third party courier service company’s fault, SF shall be jointly and severally liable and reimburse Vipshop in accordance with the terms in the event of SF’s default as agreed in the Master Agreement.

3.2	After Vipshop receives SF’s reimbursement, it shall provide SF with an assignment of claims and value proof materials so as to assist SF to claim its rights against third party service company.

Annex 8: Bank Account Information of Vipshop and its Affiliates

Company Name: Vipshop (China) Co., Ltd.

Address: [***] Tax No.: [***]

Account Opening Bank: [***]

Bank Account: [***]

Company Name: Vipshop (Shenyang) E-Commerce Co., Ltd.

Address: [***]

Tax No.: [***]

Account Opening Bank: [***]

Bank Account: [***]

Company Name: Vipshop (Tianjin) E-Commerce Co., Ltd.

Address: [***]

Tax No.: [***]

Account Opening Bank: [***]

Bank Account: [***]

Company Name: Vipshop (Taian) E-Commerce Co., Ltd.

Address: [***]

Tax No.: [***]

Account Opening Bank: [***]

Bank Account: [***]

Company Name: Vipshop (Kunshan) E-Commerce Co., Ltd.

Address: [***]

Tax No.: [***]

Account Opening Bank: [***]

Bank Account: [***]

Company Name: Zhejiang Vipshop E-Commerce Co. Ltd.

Address: [***]

Tax No.: [***]

Account Opening Bank: [***]

Bank Account: [***]

Company Name: Vipshop (Zhaoqing) E-Commerce Co., Ltd.

Address: [***]

Tax No.: [***]

Account Opening Bank: [***]

Bank Account: [***]

Company Name: Vipshop (Hubei) E-Commerce Co. Ltd.

Address: [***]

Tax No.: [***]

Account Opening Bank: [***]

Bank Account: [***]

Company Name: Vipship (Xi’an) E-Commerce Co. Ltd.

Address: [***]

Tax No.: [***]

Account Opening Bank: [***]

Bank Account: [***]

Company Name: Vipshop (Jianyang) E-Commerce Co. Ltd.

Address: [***]

Tax No.: [***]

Account Opening Bank: [***]

Bank Account: [***]

Company Name: VIPSHOP INTERNATIONAL HOLDINGS LIMITED

Address: [***]

Annex 9: Vipshop Assessment Standards and Requirements

Whereas both parties need to confirm the assessment standard and complete both parties’ system mutual connection via early stage operation and data, both parties agree that during the period between the effective date of this agreement to March 31, 2020, it shall be the test operation period (“Test Operation Period”). During the Test Operation Period, the KPI detailed standards listed in following forms and other information in this Annex 9 (excluding the Assessment Items During Test Operation Period (as defined below)) shall only be deemed as the expectations to the quality of Services of both parties and shall not be deemed as the grounds of assessments or punishments. During the Test Operation Period, SF shall provide customary industry standard high-quality Services and shall reasonably improve KIP standards monthly so as to achieve such KPI standards. After the termination of the Test Operation Period, both parties shall commence to exercise the KPI and relevant punishment system as listed in this Annex 9.

Article 1.1.4, Article 1.2 and Article 2.2(4) (“Assessment Items During Test Operation Period”) shall be effective during the Test Operation Period and be the grounds on which Vipshop grant to SF rewards or punishments, and shall continue to be effective after the termination of Test Operation Period.

For the purpose of business operation under this agreement, both parties shall form full-time project team (the members to be confirmed by both Parties). Full time project team shall convene meetings regularly and review previous operation circumstance (including successful delivery rate, effective complaint rate, package broken rate, package loss rate etc.). Project team shall discuss operation standard, plan and arrangements for the next stage.

Both parties shall complete connection between tracking information system from both Parties. KPI standards shall be assessed by the number of orders.

During legal holidays, the occurrence of major events in certain areas and significant sale event (Double Eleventh, Double Twelfth, 6.18 big sale, spring festival sale) the following standards shall not apply.

Article 1	Outbound Orders Services

1.1	The KPI applicable to Vipshop’s assessment for outbound orders services is as follows:

No.	Item Name	Item Definition	Expectation Rate
1	Monthly rate of successful delivery	Number of parcels delivered successfully in a month /number of total parcels collected in such month	[***]%
2	Monthly rate of effective complaint	Number of effective complaint orders in a month/ number of total parcels collected in such month	[***]%
3	Rate broken parcels	Number of broken parcels in a month r/ number of total parcels collected in such month	[***]‰
4	Rate of lost parcels	Number of lost parcels in a month / number of total parcels collected in such month	[***]‰

Note: Each Rate shall be confirmed by both Parties and be reviewed and adjusted every season. SF shall improve on the basis of current rate. If both Parties have not made any adjustments, the original rate shall apply. Both Parties agree that the above KPI rate shall not be applicable for assessment during the Test Operation Period.

The promised delivery time in this agreement shall refer the time of delivery specified in the Table of Time of Delivery confirmed by both Parties. The specified time of delivery is only applicable to outbound order SF picks up before 18:00 p.m., and if the order is picked up after 18:00 p.m., the specified time of delivery shall be plus by 24 hours.

1.1.1	Assessment, Rewards and Punishments of Successfully Delivered Parcels

“Successful delivery” shall mean that SF successfully delivers parcels within the promised delivery time. Delivery time shall subject to SF’s messages which display successful delivery time. The numerator and denominator shall not include those unsuccessfully delivered parcels due to reasons not attributable to SF (including unsuccessfully delivered parcels due to reasons attributable to Vipshop or consignee, weather reasons etc.). The unsuccessfully delivered parcelss shall be calculated outside the regular promised delivery time to avoid any miscalculations for regular parcels due to a cross of natural months.

(1)

When the monthly successful delivery rate is under [***]%, if such delay is due to operation reason attributable to SF, and if number of parcels delayed over 24 hours of promised delivery time (“Delayed Orders”) is over [***]% of the total number of orders in a month , then the penalty shall be RMB[***] per order for Delayed Orders in such month. If such delay is due to reasons not attributable to SF, SF shall claim to Vipshop within 48 hours when Vipshop notify SF about the delay. If SF fails to make such claims in a timely manner, then Vipshop shall ignore and calculate the penalty. Claims shall be made in accordance with the template provided by Vipshop and shall be made via email. Vipshop will verify the claims after receiving it and make adjustments after both Parties’ confirmation. The adjustment is eventually illustrated in monthly penalty.

(2)

During legal holidays and the occurrence of major events in certain areas, SF shall not be liable for delay in delivery. During significant sale event (Double Eleventh, Double Twelfth, 6.18 big sale, spring festival sale), delivery time shall be extended to another 2 to 3 days as the case may be.

1.1.2	Assessments, Rewards and Punishments of Effective Complaints

“Effective complaints delivery” refers to the complaint orders of customers’ complaint incoming to Vipshop customers service department (excluding inquiry and statement of demand), which are confirmed by both Parties to be caused by SF and belongs to the type of complaint. The type of complaint including: complaint with respect to delay, return without contacting, bad service attitude of express delivery personnel, broken parcels.

(a)

SF shall require end customers of Vipshop to sign off the parcel when it is delivered (including signing off on site, storing in parcel cabinet with permission by customers, deliver to convenience stores or property management division). When the monthly effective complaint rate is higher than [***]%, for the parcels exceeding such complaint rate, if it is resulted from the customers’ failure to sign off (excluding delivery cannot be signed off on site due to reason attributable to customers), the penalty standard is RMB[***] per order; but if customers confirm receiving of such parcels within 24 hours after Vipshop issues work sheet and informs SF customer service department, it shall be exempt from punishments.

1.1.3	Assessment, Rewards and Punishments of Broken Parcels

(a)	For the broken goods that are uninsured, SF shall compensate at the actual loss of such goods but it shall not exceed RMB[***] per order.

(b)

For the broken goods that are insured, SF shall compensate at the insured amount (not exceeding the actual value of such goods). If such goods are partially broken or certain components are lost, then SF shall compensate in accordance with the proportion of insured amount (not exceeding the actual value of such goods) and the loss.

(c)

Both Parties agree to review and conclude rate of broken orders exceeding RMB[***] each quarter. If the abovementioned broken rate is over [***]‰ (excluding), both Parties agree to negotiate a new compensation rate or insured price applicable for the next quarter.

1.1.4	Assessment, Rewards and Punishments of Lost Parcels

(a)	For the lost goods that are uninsured, SF shall compensate at the actual loss of such goods but it shall not exceed RMB[***] per order.

(b)	For the lost goods that are insured, SF shall compensate at the insured amount (not exceeding the actual value of such goods).

(c)

Both Parties agree to review and conclude rate of lost orders exceeding RMB[***] each quarter. If the abovementioned lost rate is over [***]‰ (excluding), both Parties agree to negotiate a new compensation rate or insured price applicable for the next quarter.

1.2	Miscellaneous:

(1)

For settlement of delivery Services, SF shall provide date of actual delivery and order weight. If SF provides fake data that result in extra amount of service fees payable by Vipshop, and Vipshop may provide relevant evidence, then Vipshop is entitled to require SF return the extra amount of services fee paid by Vipshop. As the manner to provide fake data is fraud, Vipshop is entitled to require SF to pay treble damages on the basis of such services fee (which may be deducted from Vipshop’s payable services fees directly; if such payable services fees is insufficient, Vipshop is entitled to recover from SF). For the amount that are not discovered, Vipshop is entitled to trace back on such amount and such right shall not be waived upon the termination of both Parties’ cooperation.

(2)

When SF delivers the goods to end customers of Vipshop, if SF courier personnel uses fake signature and such manner is confirmed by both Parties, then when the rate of such orders with fake signatures is over 1 in 1 hundred thousand, liquidated damages for those orders exceeding such rate shall be RMB[***] per order.

(3)

If courier was complained due to bad service attitude of express delivery personnel (other than circumstances stated in Article 1.2(4)) and such order is confirmed to be an effective complaint order (Vipshop shall reserve relevant documents), and if the rate of effective complaints (number of complaint orders regarding service attitude in a month/ number of total orders in such month) concerning service attitude is over 1 in 1 hundred thousand, then the penalty for those orders exceeding such rate shall be RMB[***] per order.

(4)

If express delivery personnel conduct verbal insults, humiliation, threats, attacks or other bad attitude manner to customers and customers complain to Vipshop, the penalty to such manner shall be RMB[***] per order upon confirmation of such conducts. SF shall also arrange face-to-face apologies to obtain customers’ forgiveness. If any external complaint occurs (including but not limited to complaints to the administration for industry and commerce or complaints on Weibo, etc.) and result in adverse effect, Vipshop shall be entitled to require SF to eliminate the impact through reasonable means.

(5)

If SF is found to intentionally place orders (i.e., SF places and returns order on Vipshop platform so as to earn the service fee) or disclose customers’ information of Vipshop and Vipshop has relevant evidence, then SF shall be subject to a liquidated damage at RMB[***] per order paid to Vipshop.

Article 2	Returned Orders Services

2.1	The KPI applicable to Vipshop’s assessment for returned orders services is as follows:

No.	Item Name	Item Definition	Expectation Rate
1	Monthly Rate of Successfully Returned Orders	Monthly Rate of Successfully Returned Parcels = Number successfully returned orders in a month/number of collected returned orders in such month	[***]%
2	Rate of Appeal Accuracy	Rate of Appeal Accuracy = number of accuracy information of randomly inspected orders on a daily basis / total number of accuracy information of randomly inspected orders on a daily basis	[***]%
3	Monthly Rate of Effective Complaint	Rate of Monthly Effective Complaint = number of monthly effective complaint / number of monthly collected parcels	[***]%

Note: Each Rate shall be confirmed by both Parties and be reviewed and adjusted each quarter. SF shall improve on the basis of current rate. If both Parties have not made any adjustments, the original rate shall apply. Both Parties agree that during the Test Operation Period the above KPI rate shall not be applicable for assessment.

2.1.1	Assessment, Rewards and Punishments of Monthly Rate of Successful Returned Delivery

(a)	Returned parcels due to reasons not attributable to SF and successfully appealed orders shall be calculated as successfully returned parcels.

Reasons not attributable to SF shall include: customers return goods on its own within returned period or customers inform courier not to collect such goods at door; SF courier personnel presents at door within returned period but such returned parcels have been collected by other courier service company that has no note of returned order; customers require an extension and during such extension customers refuse SF to collect such goods, courier it on its own or inform courier personnel not to collect goods at door; SF is unable to contact customers; Force Majeure.

(b)

The return time shall be the time SF inputs information of such orders into its system and simultaneously forwards such information to interface. The assessment time for returned parcels collection shall be subject to the period of return collection period promised by Vipshop (i.e. 9 -14 o’clock, 14-18 o’clock). Vipshop shall instruct SF to collect such returned parcels one hour before promised time (i.e. 9 -10 o’clock, 14-15 o’clock). Vipshop shall make such instructions through its system forwarding. SF courier personnel shall present on time at door to collect the returned parcels (i.e. 9 -14 o’clock, 14-18 o’clock) and inputs into its system to meet the efficiency demand. If customers fail to answer phone calling and result in failure for goods collection, SF shall inform Vipshop and records down. After confirmation of such matter, it shall be excluded from assessment.

(c)

If monthly rate of successfully returned parcels is lower than [***]%, pay services fee on pro rata basis shall be paid with respect to the orders fail to meet the efficiency demand (e.g.: monthly rate of successfully returned parcels is [***]%, then service fees of successfully returned parcels = services fee of successfully returned parcels + number of parcels failing to meet the efficiency demand * [***]).

2.1.2	Accuracy of Complaint Information

The submitted complaint information shall be subject to Vipshop’s random inspection on that day (for the avoidance of doubt, the inspected sample shall not be fewer than [***]% of total complaints or [***] orders, whichever is higher; when the complaints is fewer than [***], all of them shall be inspected). If the accuracy rate is under [***]%, all complaint information submitted in that day shall be invalid. If SF re-submits invalid data, it shall not be accepted.

2.1.3	Assessment, Rewards and Punishment of Effective Complaint

(a)

“Effective Complaint Orders” shall mean customers complain to Vipshop customer service department (excluding checking or stating claims) and both Parties confirm that such complaints are with respect to failure to achieve promised service quality due to any reason attributable to SF (including delay in collecting parcels, fake collecting of parcels, delay in confirming status of collecting parcels, delay in delivery, fake signing off, tracking information disorder, bad comment for service).

(b)

After SF courier personnel successfully collects the retuned parcels, it is required to input accurate collected information within 10 minutes (from the time SF courier personnel successfully collects such returned parcels till the time such information is successfully submitted), and transfer such information to Vipshop’s system via forwarding interface. If the information is not timely submitted and result in customer’s complaint and be confirmed, if such complaint rate is higher than [***]%, then each parcels shall be subject to RMB[***] penalty.

(c)

If monthly rate of effective complaint ≥[***]% but <[***]%, those collected returned orders exceeding the [***]% rate shall be subject to RMB[***] penalty per order. If monthly rate of effective complaint ≥[***]%, those collected returned orders shall be subject to RMB[***] penalty per order. Effective complaint events include overtime collecting, fake collecting, overtime confirmation on the status of collecting, overtime delivery, fake signing for delivery, tracking information disorder, bad comment in service. The assessment data shall be based on effective complaints. Notwithstanding, if such effective complaint order has been subject to penalty under Article 2 below, then it shall be excluded from the complaint rate under this Article.

2.2	Miscellaneous:

(1)

The returned period shall be calculated from collecting time from Vipshop warehouses till SF signs off for successful delivery and records such information into system. When the returned period is over 10 natural days, such parcels shall be categorized as delay parcels and shall be treated as lost parcels. The compensation shall be subject to the actual amount of such orders and up to RMB[***]. If such delay is caused by Force Majeure and informed within 24 hours upon its occurrence, such delay can be exempted from penalty. If influence of Force Majeure is increased due to SF’s treatment or other efficiency issue, Vipshop shall reserve the right to take any legal action. Both Parties agree that this Article shall not be applicable during the Test Operation Period.

(2)

When using intelligent goods checking value-added service, SF courier personnel shall correct its courier when it collects goods that are not listed on the return receipt, and shall waive the basic service fee and value-added service fee with such orders. Both Parties agree that this Article shall not be applicable during the Test Operation Period.

(3)

When SF courier personnel inputs the collection time in advance and such goods has not been returned, such parcels shall be treated as lost parcels. The compensation shall be subject to the actual amount of such orders and up to RMB[***]. Both Parties agree that this Article shall not be applicable during the Test Operation Period.

(4)	When SF conducts dishonest manner, it shall be subject to penalty of RMB[***] per order. Vipshop shall provide relevant evidence and such dishonest manners include:

a)	Intentionally overcharge from customers, and refuse to handle it after Vipshop’s feedback and cause customers’ complaints.

b)	Collect goods without any return order (excluding when customers courier it back on its own, but shall be subject to customers confirmation).

c)

Intentionally input wrong information into system and hence result in a failure of collecting returned goods, and then transfer such goods to a to a third party courier service company (excluding the situation that failure to enter the system by mistake after successful collection and change it to successful collection, such behaviour shall not be treated as dishonest.).

d)	For the orders within the area of returned goods collection service, SF intentionally induce customer to return goods by itself.

e)	Other obvious dishonest manners that are confirmed by both Parties.

Any order that is subject to penalty in accordance with Article 1 (Outbound Orders Services) or Article 2 (Returned Orders Services) in this Annex shall only be subject to penalty at once. The penalty shall not be calculated cumulatively, and the higher amount of penalty shall apply.